Exhibit 23(b)



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 9, 2005, relating to the financial statements of Coach Inc., and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Coach Inc. for the year ended July 2, 2005.



DELOITTE & TOUCHE LLP

New York, New York
February 7, 2006